Exhibit 99.3

EFJ, INC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006, the Unaudited Pro Forma Condensed Combined Statements of Operations for the period from January 1, 2006 to June 30, 2006 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2005 combine the historical EFJ, Inc. (“EFJI”) and 3e Technologies International, Inc. (“3eTI”) consolidated balance sheets and consolidated statement of operations as if EFJI’s acquisition of 3eTI, which occurred on July 10, 2006, had been completed on December 31, 2005 for purposes of the presentation of the Unaudited Pro Forma Condensed Combined Balance Sheet and January 1, 2006 for purposes of the presentation of the Unaudited Pro Forma Condensed Combined Statements of Operations. The accompanying unaudited pro forma condensed combined financial statements have been developed based on, and should be read in conjunction with, the audited consolidated financial statements of EFJI contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the audited consolidated financial statements of 3eTI for the year ended December 31, 2005, which are included as Exhibit 99.1 to the Current Report on Form 8-K to which this exhibit relates. These unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting with EFJI treated as the acquirer.

As of the date of the Current Report on Form 8-K to which this exhibit relates, EFJI has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the 3eTI assets acquired and the 3eTI liabilities assumed and the related allocations of purchase price, nor has EFJI identified all adjustments necessary, if any, to conform 3eTI’s accounting policies to EFJI’s accounting policies. However, as indicated in Note (a) to the unaudited pro forma condensed combined financial statements, EFJI has made certain adjustments to the June 30, 2006 historical book values of the assets and liabilities of 3eTI to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements. Any excess purchase price over the estimated fair values of net assets acquired has been recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once EFJI has determined the final purchase price for 3eTI and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for 3eTI. There can be no assurance that such finalization will not result in material changes.

The accompanying unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EFJI would have been had the 3eTI merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not include cost savings, if any, that may be realized from operating efficiencies or restructuring costs, if any, that may be incurred in connection with EFJI’s acquisition of 3eTI.

EFJ, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of June 30, 2006

(Unaudited and in thousands, except share data)

	EFJ, Inc. June 30, 2006	3eTI, Inc. June 30, 2006	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$44,326	$185	$(19,900	)(e1)	$24,611
Accounts receivable, net of allowance for doubtful accounts	22,992	5,561	—		28,553
Inventories	21,835	1,239	—		23,074
Deferred income taxes	1,287	223	—		1,510
Income tax receivable	—	—	—		—
Other current assets	13,999	414	—		14,413

Total current assets	104,439	7,622	(19,900)		92,161
Property, plant and equipment, net	5,043	222	(46	)(e2)	5,219
Deferred income taxes, net of current portion	22,853	—	(5,300	)(e3)	17,553
Intangible assets, net of accumulated amortization	6,739	265	30,633	(e4),(e5)	37,637
Other assets	1,349	65	—		1,414

TOTAL ASSETS	$140,423	$8,174	$5,387		$153,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt obligations	$8	$1,578	$(1,578	)(e6)	$8
Accounts payable and accrued expenses	17,392	5,976	(2,904	)(e7)	20,464
Deferred revenues	469	—	—		469
Provision for overapplied indirect rates	—	380	—		380
Income taxes payable	—	248	—		248

Total current liabilities	17,869	8,182	(4,482)		21,569
Long term liabilities:
Notes payable	—	—	15,000	(e8)	15,000

Total Long Term Liabilities	—	—	15,000		15,000

TOTAL LIABILITIES	17,869	8,182	10,518		36,569

Commitments and Contingencies:

Stockholders’ equity:
Preferred stock	—	1,641	(1,641	)(e9)	—
Common stock	260	323	(323	)(e9)	260
Additional paid-in capital	149,627	616	(616	)(e9)	149,627
Accumulated deficit	(27,333)	(2,588)	(2,551	)(e9)	(32,472)

TOTAL STOCKHOLDERS’ EQUITY	122,554	(8)	(5,131)		117,415

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,423	$8,174	$5,387		$153,984

EFJ, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the year-to-date period ended June 30, 2006

(Unaudited and in thousands, except share and per share data)

	EFJ, Inc. Year to date period ended June 30, 2006	3eTI Year to date period ended June 30, 2006	Pro Forma Adjustments		Pro Forma Combined
Revenues	$39,313	$13,067	$—		$52,380

Cost of revenues	21,263	8,226	—		29,489

Gross Profit	18,050	4,841	—		22,891

Sales, development and administrative expenses	18,165	3,938	812	(f1)	22,915

Income from operations	(115)	903	(812)		(24)

Other income (expense)
Acquisition expenses	—	(3,814)	3,814	(f2)	—
Other	(1)	—	—		(1)
Interest income	920	—	(629	)(f3)	291
Interest expense	(29)	(102)	(396	)(f4)	(527)

Income before income taxes	775	(3,013)	1,977		(261)

Income tax provision/(benefit)	—	289	—		289

Net income	$775	$(3,302)	$1,977		$(550)

Net income per share - Basic	$0.03				$(0.02)

Net income per share - Diluted	$0.03				$(0.02)

Weighted average common shares - Basic	25,753,471				25,753,471

Weighted average common shares - Diluted	26,191,963				26,191,963

EFJ, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the fiscal year ended December, 31, 2005

(Unaudited and in thousands, except share and per share data)

	EFJ, Inc. Year ended December 31, 2005	3eTI Year ended December 31, 2005	Pro Forma Adjustments		Pro Forma Combined
Revenues	$94,616	$25,703	$—		$120,319

Cost of revenues	45,671	15,944	—		61,615

Gross Profit	48,945	9,759	—		58,704

Sales, R&D, and G&A expenses	37,000	9,767	1,624	(f5)	48,391

Income from operations	11,945	(8)	(1,624)		10,313

Other income (expense)
Settlement expense	—	(1,705)	—		(1,705)
Other	(36)	—	—		(36)
Interest income	753	—	—		753
Interest expense	(70)	(139)	—		(209)

Income before income taxes	12,592	(1,852)	(1,624)		9,116

Income tax provision/(benefit)	(9,957)	11	—		(9,946)

Net income	$22,549	$(1,863)	$(1,624)		$19,062

Net income per share - Basic	$1.07				$0.91

Net income per share - Diluted	$1.06				$0.90

Weighted average common shares - Basic	20,984,688				20,984,688

Weighted average common shares - Diluted	21,253,783				21,253,783

EFJ, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(a)	The pro forma condensed combined balance sheet has been adjusted to reflect a preliminary allocation of the purchase price to identifiable net assets acquired and the liabilities assumed. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $36 million, which was paid as follows: 1) cash consideration paid to stockholders of common and preferred stock of 3eTI of approximately $25 million, 2) cash consideration paid to 3eTI optionholders of approximately $2 million, 3) debt paid on behalf of 3eTI stockholders of approximately $4 million, 4) cash of approximately $4 million deposited in escrow pending final audit and valuation work, and 5) transaction costs of approximately $1 million.

We have not completed an assessment of the fair value of assets and liabilities of 3eTI. The table below represents a preliminary allocation of the total consideration to 3eTI’s tangible and identifiable intangible assets and liabilities based on our preliminary estimate of their respective fair values as of the date of the merger.

Total (in thousands)
Identifiable intangible assets adjusted (see detail below)	16,350
Cash	185
Accounts receivable	5,561
Inventories	1,239
Other current assets	637
Fixed assets	176
Other assets	65
Assumed liabilities	(3,453)
Goodwill	9,795

30,555

Upon completion of the fair value assessment, we anticipate that the ultimate purchase price and purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities.

(b)	The following table summarizes the allocation of estimated identifiable intangible assets resulting from the merger. For purposes of this allocation, EFJI has estimated the fair values of the developed technology, IPR&D, customer relationships, trademark/tradename, and covenants not to compete based on the net present value of cash flows produced by these assets. The fair values of the certifications and license were estimated utilizing a cost approach and a transaction approach, respectively. The resulting fair values will be amortized over the estimated useful life of each identifiable intangible asset, except for IPR&D which was expensed in connection with the acquisition.

	Estimated Life (Years)	Total (in thousands)
Developed technology	7-10	4,900
IPR&D		1,600
Customer relationships	5-7	4,800
Trademark and tradename	indefinite	3,100
Certifications	indefinite	1,230
License	5	320
Employee covenants not to compete	2	400

Total identified intangible assets		16,350

EFJ, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(c)	Deferred income tax effects resulting from purchase accounting adjustments are estimated at EFJI’s annual effective tax rate.

(d)	EFJI recorded an approximately $5,300 net deferred tax liability due to the step-up in basis for financial reporting. This deferred tax liability has been recognized as a decrease to deferred tax assets and an increase to Goodwill.

(e)	The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the following (in thousands):

(e1)	Adjustment to reflect cash consideration of $34,014, proceeds of $15,000 term loan and effect of cash consideration and term loan on interest income and interest expense, respectively.

(e2)	Adjustment to reflect the fair value of property, plant and equipment.

(e3)	Adjustment to recognize deferred tax liability of $5,300 as described in Note (d).

(e4)	Adjustment to reflect fair value of identifiable intangible assets of $16,350 less elimination of $(265) of 3eTI historical intangible assets.

(e5)	Adjustment to reflect the recording of goodwill and the effect of the deferred tax liability due to the step up in basis for 3eTI assets.

(e6)	Adjustment to recognize the retirement of 3eTI debt out of cash consideration.

(e7)	Adjustment to recognize the payment of acquisition related expenses of 3eTI out of cash consideration.

(e8)	Adjustment to reflect the $15,000 term loan, which is due in full on July 10, 2010 .

(e9)	Elimination of 3eTI historical net book value in equity accounts.

(f)	The unaudited pro forma condensed combined statement of operations has been adjusted to reflect the following (in thousands):

(f1)	Adjustment to reflect a net increase in amortization expense of $812 resulting from allocating the purchase price to identifiable intangible assets of $16,350. InProcess R&D write-off of $1,600 is excluded from this expense since it is a non-recurrring charge.

(f2)	3eTI acquisition related expenses of $3,814 are excluded from the proforma statement of operations due to their non-recurring nature.

(f3)	Adjustment to reflect a decrease in interest income for EFJI resulting from the acquisition-related cash consideration of $34,014.

(f4)	Adjustment to reflect additional interest expense of $498 resulting from the $15,000 term loan payable in full on June 30, 2010, and a reduction of interest expense of $102 resulting from the retirement of 3eTI notes payable as part of the merger.

(f5)	Adjustment to reflect a net increase in amortization expense of $1,624 resulting from allocating the purchase price to identifiable intangible assets of $16,350. InProcess R&D is excluded from this expense since it is a non-recurrring charge.